Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DIGITALGLOBE, INC.

FIRST: The name of the Corporation is DigitalGlobe, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, New Castle County 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”). The Corporation shall have any power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,010,000 shares, consisting of (i) 1,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) and (ii) 10,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

1.                                      COMMON STOCK

1.1.                                                    General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of Preferred Stock set forth herein.

1.2.                                                    Voting. The holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

2.                                      PREFERRED STOCK

2.1.                                                    Dividends. The Corporation shall not declare, pay or set aside any dividends on Common Stock unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation or in the By-Laws, if any) the holders of Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to that dividend per share of Preferred Stock as would equal the product of (i) a fraction calculated by dividing the amount of the dividend payable on each share of Common Stock by the original issuance price of such Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such Common Stock) and (ii) an amount equal to the Preferred Original Issue Price (as defined below). The “Preferred Original Issue Price” per share of Preferred Stock shall mean the fair market value, as determined by the Board of Directors in their sole discretion, of one share of common stock that was converted into one share of Preferred Stock immediately prior to the date of the initial issuance of Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Preferred Stock. No dividends shall be declared or paid or set apart for payment, or other distribution declared or made or set apart, upon the Common Stock if the Corporation would not be able to redeem all of the Preferred Stock at the Redemption Price.

2.2.                                                    Liquidation, Dissolution or Winding Up.

2.2.1.                  Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Preferred Original Issue Price, plus any dividends declared but unpaid thereon (the “Preferred Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. For the avoidance of doubt, neither the consolidation, merger or other business combination of the Corporation or any of its subsidiaries with or into any other entity(ies), nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation or any of its subsidiaries to any individual(s) or entity(ies) shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Subsection 2.2.1.

2.2.2.                  Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3.                                                    Voting. Except as provided by law or by the other provisions of this Amended and Restated Certificate of Incorporation, holders of Preferred Stock shall not be entitled to vote, in respect of their holdings of Preferred Stock, on any matters upon which the stockholders of the Corporation are entitled to vote, including without limitation the election of directors.

2.4.                                                    Redemption.

2.4.1.                  Stockholder Initiated Redemption. Unless prohibited by Delaware law governing distributions to stockholders, each share of Preferred Stock that is the subject of a Redemption Request (as defined below) shall be redeemed by the Corporation at a price equal to the greater of (a) the Preferred Original Issue Price per share, plus all declared but unpaid dividends thereon and (b) the fair market value (determined in the manner set forth below) of a single share of Preferred Stock as of the date of the Corporation’s receipt of the Redemption Request (the “Redemption Price”), promptly after receipt by the Corporation from one or more holders of then outstanding shares of Preferred Stock, of written notice requesting redemption of all or some of the Preferred Stock held by such holder(s) (the “Redemption Request”). For purposes of this Subsection 2.4.1, the fair market value of a single share of Preferred Stock shall be the value of a single share of Preferred Stock as determined by the Board of Directors, and, in the event that the Board of Directors is unable to reach agreement, by a third-party appraiser designated by the Board of Directors. On the applicable redemption date determined by the Board of Directors (a “Put Redemption Date”), the Corporation shall redeem the total number of shares of Preferred Stock in respect of which a Redemption Request has been received. If on any Put Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

2.4.2.                  Corporation Initiated Redemption. To the extent the Corporation may lawfully do so, the Corporation, subject to the approval of the Board of Directors, may, at its option, redeem, in whole or in part, the Preferred Shares at any time, but only out of funds legally available therefor, by paying therefor the Redemption Price. If less than all outstanding shares of Preferred Stock are to be redeemed, the Corporation shall redeem shares pro rata among the holders thereof in accordance with the respective numbers of shares of Preferred Stock held by each of them. The date on which the applicable shares are to be redeemed is referred to as the “Call Redemption Date”.

2.4.3.                  Redemption Notice. The Corporation shall send written notice of each redemption (the “Redemption Notice”) to each holder of record of Preferred Stock on or prior to each Put Redemption Date and/or Call Redemption Date, as applicable. Each Redemption Notice shall state:

(a)         the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Put Redemption Date or Call Redemption Date, as applicable, specified in the Redemption Notice;

(b)         the Put Redemption Date or Call Redemption Date, as applicable, and the Redemption Price; and

(c)          for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

2.4.4.                  Surrender of Certificates; Payment. On or before the applicable Put Redemption Date or Call Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Put Redemption Date or Call Redemption Date shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

2.4.5.                  Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Put Redemption Date or Call Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the applicable Put Redemption Date or Call Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

2.4.6.                  Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

2.5.                                                    Waiver. Any of the rights, powers, preferences and other terms of Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of at least 75% of the shares of Preferred Stock then outstanding.

FIFTH: Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the corporation need not be by written ballot. The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the By-Laws of the Corporation. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article SEVENTH.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, make, alter and repeal the By-Laws of the Corporation; provided, however, that while the Security Control Agreement (as amended from time to time (the “Security Agreement”), dated January 26, 2017, by and among MacDonald, Dettwiler and Associates Ltd. (“MDA”), SSL MDA Holdings, Inc., and the Department of Defense is in effect, the By-Laws of the Corporation may only be altered, amended or repealed, and new bylaws made, by the stockholders.

NINTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

TENTH: Investor Protections. Notwithstanding any of the provisions of this Amended and Restated Certificate of Incorporation,

(a)                                 the following actions are reserved to MDA, and may not be undertaken by the Board of Directors unless the Corporation or Board of Directors shall have received, with respect to each such action, the prior written approval of MDA; and to the fullest extent permitted by law, the Corporation will not, and will not permit any “Controlled Entity” (as defined in the Security Agreement) to:

(i)                                     merge, consolidate, reorganize, or dissolve; liquidate, sell or pledge all or substantially all of the assets of the Corporation or of any Controlled Entity; acquire a company, business, or other legal entity; enter into any financing arrangement or indebtedness in excess of $5,000,000 other than in the “Normal Course of Business” as that term is defined by MDA; or voluntarily file for bankruptcy or liquidate or sell any business of the Corporation or any Controlled Entity or any assets having a value in excess of $5,000,000, other than in the Normal Course of Business;

(ii)                                  change any of the existing legal rights or preferences of, the shares of any capital stock, as provided in the Corporation’s charter documents, or any shares or interests as provided in the charter documents of any Controlled Entity;

(iii)                               amend the Corporation’s or any Controlled Entity’s charter documents with respect to the matters described in Article TENTH subsection(a)(i) through (a)(iii) and subsection (b)(i);

(iv)                              approve or disapprove the Corporation’s or any Controlled Entity’s execution of unclassified contracts valued in excess of $25,000,000 other than in the Normal Course of Business;

(v)                                 approve or disapprove capital expenditures by the Corporation or any Controlled Entity in excess of $5,000,000 other than in the Normal Course of Business; or

(vi)                              amend the Corporation’s By-laws; and

(b)                                 MDA shall have the legally enforceable right to:

(i)                                     purchase additional shares in the capital stock of the Corporation or shares or interests in any Controlled Entity, as the case may be, to prevent the dilution of an investor’s pro rata interest in the Corporation or any Controlled Entity in the event that the Corporation or the Controlled Entity issues new shares or interests;

(ii)                                  cause the Corporation to (and cause the Corporation to cause each Controlled Entity to) adopt:

(A)                               the risk-management policies of MDA, the ultimate parent of the Corporation, with respect to regulatory and legal compliance, contract overruns (for unclassified contracts only), and related matters;

(B)                               financial reporting standards and policies of MDA, as the ultimate parent of the Corporation; and

(C)                               the corporate strategies (not involving classified information or contracts) of MDA, as the ultimate parent of the Corporation, involving capital and financial structuring; and

(iii)                               hold meetings among personnel of MDA, as the ultimate parent of the Corporation, and the Corporation or any Controlled Entity personnel with respect to administrative, financial, and operational matters, including any matters with respect to approved budgets, including remediation actions, related to commercial and non-U.S. classified and export-controlled activities and contracts.